UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2020

INTELLIA THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37766	36-4785571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Erie Street, Suite 130 Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (857) 285-6200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.0001)	NTLA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of John F. Crowley as Director

On October 2, 2020, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Intellia Therapeutics, Inc. (the “Company”), the Board appointed John F. Crowley, as a Class I director, with a term expiring at the 2023 annual meeting of stockholders, to fill the newly created vacancy on the Board resulting from an increase in the size of the Board from seven (7) to eight (8) directors. The Board determined that Mr. Crowley is independent under the listing standards of Nasdaq.

Since 2005, Mr. Crowley has been chairman and chief executive officer of Amicus Therapeutics, Inc., a global biotechnology company focusing on developing treatments for rare genetic diseases. At Amicus, he has managed the company’s growth from a small start-up to one with operations in more than 30 countries and a market value of more than $3 billion. Mr. Crowley has been a key advocate for patients with Pompe disease, a severe and often fatal neuromuscular disorder, and the development of treatments against the disease. In 1998, he left his executive position at a large pharmaceutical company to co-found Novazyme Pharmaceuticals, which was born out of his desire to research and develop a treatment for two of his children who had been diagnosed with Pompe. Mr. Crowley oversaw Novazyme’s acquisition by Genzyme Corporation (now Sanofi) in 2001 and continued on as a senior vice president, where he played a lead role in the development of drugs for rare diseases. He has held governing roles at several nonprofits, including the Global Genes Project as a founding board member and the Make-A-Wish Foundation of America as a former national chairman. Mr. Crowley graduated with a B.S. in Foreign Service from Georgetown University. He earned a J.D. from the University of Notre Dame Law School and an MBA from the Harvard Business School.

Mr. Crowley does not have any family relationships with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Crowley and any other person pursuant to which he was elected as a director of the Company.

As a non-employee director, Mr. Crowley will receive cash compensation paid by the Company pursuant to its non-employee director compensation program. In addition, under the Company’s director compensation program, upon his election as a director on October 2, 2020, Mr. Crowley was granted an option to purchase 38,000 shares of the Company’s common stock at an exercise price per share of $18.83. This option vests as to 33 1/3% of the total award one year after the date of grant and thereafter in substantially equal quarterly installments during the subsequent two years, subject to continued service through such date, and would become exercisable in full upon the occurrence of a change in control of the Company. Mr. Crowley will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.6 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-210689) filed with the Securities and Exchange Commission on April 27, 2016. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Mr. Crowley for some expenses, including attorneys’ fees, judgments, fines and settlement amounts respectively incurred by him in any action or proceeding arising out of his respective service as one of our directors.

Departure of Perry Karsen as Director

On October 2, 2020, Perry Karsen notified the Company of his intention to resign from the Board and its committees, effective December 31, 2020, due to other commitments. Mr. Karsen currently serves on the Nominating and Corporate Governance and Compensation Committees of the Board. He previously served as the Chairperson of the Board from April 2016 through February 2020. His departure is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On October 5, 2020, the Company issued a press release announcing Mr. Crowley’s election and Mr. Karsen’s resignation. A copy of this press release is filed as Exhibit 99.1 to this report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

99.1	Press Release dated October 5, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Intellia Therapeutics, Inc.

Date: October 5, 2020	By:	/s/ John M. Leonard
	Name:	John M. Leonard
	Title:	Chief Executive Officer and President